Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-143727, Form S-8 No. 333-138090, Form S-4 No. 333-138090, Form S-8 No. 333-153326, Form S-8 No. 333-123418, Form S-8 No. 333-123417, Form S-8 No. 333-123416, Form S-8 No. 333-108511, Form S-8 No. 333-81917, Form S-8 No. 333-34553, and Form S-8 No. 33-53024) of Smithfield Foods, Inc. and subsidiaries and in the related Prospectus of our reports dated June 22, 2009, with respect to the consolidated financial statements and schedule of Smithfield Foods, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Smithfield Foods, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended May 3, 2009.

/s/ Ernst & Young LLP

Richmond, VA

June 22, 2009